Exhibit 99.2

First-Quarter 2007 Results—Supplemental Information

Q1)	Effective January 1, 2007, a GeoMarket, which had been included in the Middle East & Asia Area, was reassigned to the Europe/CIS/Africa Area and certain activities have also been reallocated between Oilfield Services and WesternGeco. Where can I find historical information reflecting these changes?

Historical information reflecting these changes for the periods beginning January 1, 2006, can be found in the document titled “Revenue and Income from Operations”, which has been posted on our website www.slb.com/ir in the Quarterly Results section under Financial News.

A)	Oilfield Services

Q2)	What was the Oilfield Services pretax return on sales for the quarter?

The Oilfield Services pretax return on sales for the first quarter of 2007 was 29.5% versus 28.7% in the fourth quarter of 2006.

Q3)	What is the capex guidance for 2007?

Oilfield Services capex is expected to approach $2.6 billion for the full year 2007, an increase of 24% over 2006.

B)	WesternGeco

Q4)	What was the dollar amount of multiclient surveys capitalized in the first quarter of 2007?

WesternGeco capitalized $62 million of multiclient surveys in the first quarter of 2007.

Q5)	What multiclient sales were made in the first quarter of 2007?

Multiclient sales, including transfer fees, reached $275 million in the first quarter of 2007.

Q6)	What is the capex guidance for 2007?

WesternGeco capex is expected to reach $425 million in 2007—excluding $300 million of significantly pre-funded multiclient surveys—versus $345 million and $180 million respectively in 2006.

Q7)	What was WesternGeco backlog at the end of the quarter?

WesternGeco backlog was $1.1 billion — flat in comparison to the previous quarter.

C)	Schlumberger Limited

Q8)	What were the Schlumberger pretax and after-tax returns-on-sales, before minority interest, for the first quarter of 2007?

The pretax return on sales was 28.4% for the first quarter of 2007—versus 27.4% in the previous quarter.

The after-tax return on sales, before minority interest, was 21.6% for the first quarter of 2007 compared to 21.1% in the fourth quarter of 2006.

Q9)	What was stock-based compensation expense for the first quarter of 2007? What is it estimated to be for the full year 2007?

The stock-based compensation expense for the first quarter was $37 million, or $0.03 per share.

Total stock-based compensation expense in 2007 is currently estimated to be approximately $140 million, or $0.11 per share.

Q10)	What was net debt† at the end of the quarter?

Net debt was $2.8 billion as of March 31, 2007, unchanged from last quarter end. Significant liquidity events during the quarter included $332 million for the stock buyback program, $615 million of capital expenditures including multiclient surveys and a seasonal upswing in working capital.

†Net debt is gross debt less cash, short-term investments as well as fixed-income investments held to maturity.

Q11)	What is included in “Interest and Other Income”?

“Interest and Other Income” for the first quarter of 2007 consisted of the following:

(in millions)
Interest Income	$35
Equity in net earnings of affiliated companies	49

$84

Q12)	How did interest income and interest expense change during the quarter?

Interest income of $35 million increased $8 million sequentially. The average return of 5.0% increased 0.2% sequentially. The average investment balance of $2.8 billion increased $544 million sequentially.

Interest expense of $68 million increased $5 million sequentially. The average borrowing rates of 4.7% increased 0.2% sequentially. The average debt balance of $5.8 billion increased $366 million sequentially.

Q13)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $7 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

Q14)	Why is there a difference between the Schlumberger pretax income, before interest, and the pretax income of the two business segments?

The $84 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on post-retirement benefits and stock-based compensation costs.

Q15)	How does Schlumberger compute basic and diluted EPS?

Basic earnings-per-share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by first adding back to net income the interest expense on the convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period, and (b) the conversion of the convertible debentures. If the impact of the adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The shares from the potential conversion of the convertible debentures amount to 38 million, and the interest expense on the convertible debentures was $7.2 million for the first quarter.

Q16)	What was the Schlumberger annualized Return on Capital Employed (ROCE†) for the quarter?

Annualized ROCE was 35.3% in the first quarter of 2007, versus 35.6% in the fourth quarter of 2006 and 34.1% in the first quarter of 2006.

† ROCE is computed as [Net Income excluding charges and credits + Minority Interest + Interest Expense—Interest Income—Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

Q17)	What was the effective tax rate (ETR) for the quarter?

The effective tax rate in the first quarter of 2007 was 24.0% compared to 23.0% in the prior quarter.

The effective tax rate for 2007 is expected to be in line with the rate for fiscal 2006, however we may experience some volatility in the ETR on a quarterly basis due to the geographic mix of earnings as well as the outcome of tax examinations in various countries.

This document, the first-quarter 2007 earnings release and other statements we make contain forward-looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; stock-based compensation expense; the Schlumberger stock buy-back program; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our first quarter 2007 earnings release, our most recent Form10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.